EXHIBIT 5.1
                                                                     -----------

                                  April 3, 2001

Board of Directors
InteliData Technologies Corporation
11600 Sunrise Valley Drive
Suite 100 Reston, Virginia 20191

                       Registration Statement on Form S-3

                       InteliData Technologies Corporation

Ladies and Gentlemen:

     We are acting as counsel for InteliData Technologies Corporation (the "Company") in connection with its registration under the Securities Act of 1933 of 6,900,000 shares of its common stock (the "Shares"), as described in the Company's Registration Statement on Form S-3 (the "Registration Statement") to be filed today with the Securities and Exchange Commission (the "Commission").

     In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary. Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     2. The Shares have been duly authorized and are legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.

                                                     Very truly yours,

                                                 /s/ Hunton & Williams

                                                     Hunton & Williams